                                                                      EXHIBIT 99

                        UNITED SECURITY BANCORPORATION
                        CONTACT:  Wes Colley
                                  President and Chief Executive Officer
                                  (509) 467-6993

--------------------------------------------------------------------------------

NEWS RELEASE

--------------------------------------------------------------------------------

                UNITED SECURITY BANCORPORATION CHANGES NAME TO
                ----------------------------------------------
                          AMERICANWEST BANCORPORATION
                          ---------------------------

SPOKANE, WA - March 2, 2001 - United Security Bancorporation (Nasdaq:USBN) today announced that it has changed its name to AmericanWest Bancorporation effective March 1, 2001. The corporate headquarters will remain in Spokane, Washington.

"We are pleased to announce this name change and are certain our shareholders and customers will find the new name to be more reflective of the people and markets we currently serve," said Wes Colley, President and Chief Executive Officer. "The name is more indicative of who we are, where we are, and what we do best. When people think about the American West, they think of qualities like freedom, hard work, and strong communities. These are the things we're committed to, as well. Our new name reflects this very well."

"There are no impending changes in functions, nor will there be any changes in management or staff as a result of the name change," said Colley. "We're still the same people who love to serve our customers. It isn't just a name or logo that makes this company great, it's the people."

The company's stock will continue to trade on the Nasdaq exchange under the new ticker symbol "AWBC" effective March 2, 2001. Stock certificates issued under the old "USBN" symbol will be unaffected by this change.

Founded in 1983, AmericanWest Bancorporation (formerly United Security Bancorporation) is a regional community bank holding company with 35 branch offices - 33 in Central and Eastern Washington and two in Idaho. AWBC (USBN) closed at $11.00 in trading on the NASDAQ National Market System yesterday.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the effect of changing economic conditions, and other risk factors detailed in the Company's Securities and Exchange Commission filings.


NOTE:  Transmitted on Business Wire March 2, 2001.